Exhibit 99.1

Valentis, Inc. Receives Nasdaq Staff Determination Letter

BURLINGAME, Calif., April 4 /PRNewswire-FirstCall/ — Valentis, Inc. (Nasdaq: VLTS) announced today that it received a Nasdaq Staff Determination Letter on March 28, 2003 citing the Company’s non-compliance with the independent directors, audit committee composition and shareholder approval requirements set forth in Nasdaq Marketplace Rules 4350(c), 4350(d)(2) and 4350(i)(1)(A). The Staff Determination Letter stated that the Company does not have a sufficient number of independent directors to comply with Nasdaq’s audit committee composition requirements as required by Rules 4350(c) and 4350(d)(2). The Staff Determination Letter also stated that the Company granted a stock option that did not comply with the shareholder approval requirement set forth in Rule 4350(i)(1)(A).

Nasdaq invited the Company to submit a written response to the Staff Determination Letter no later than April 4, 2003. The Company has submitted its response, which sets forth the reasons the Company believes that it is in compliance with each of Nasdaq Marketplace Rules 4350(c), 4350(d)(2) and 4350(i)(1)(A) and requests, alternatively, that if the Company is found to be in violation of such Rules, that it be granted additional time to regain compliance.

The Company’s common stock is currently listed on The Nasdaq SmallCap Market pursuant to an exception, granted by a Nasdaq Listings Qualifications Panel, which, among other things, requires that the Company demonstrate compliance with all requirements for continued listing on The Nasdaq SmallCap Market. The Nasdaq Listings Qualifications Panel will consider the Company’s response in rendering its final decision regarding the Company’s continued listing. There can be no assurance the Panel will grant the Company’s request for continued listing. If the Company’s securities are delisted from The Nasdaq SmallCap Market, the trading of the Company’s common stock is likely to be conducted on the OTC Bulletin Board.

Valentis is converting biologic discoveries into innovative products. The Company’s lead product is the del-1 angiogenesis gene formulated with one of the Company’s proprietary polymer delivery systems. The Company is developing its other technologies, the GeneSwitch(R) and DNA vaccine delivery technologies, through partnerships with pharmaceutical and biotechnology companies. Additional information is available at http://www.valentis.com.

Statements in this press release that are not strictly historical are “forward-looking” statements as defined in the Private Securities Litigation Reform Act of 1995. The words “believes,” “expects,” “intends,” “anticipates,” variations of such words, and similar expressions identify forward-looking statements, but their absence does not mean that the statement is not forward- looking. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. Factors that could affect Valentis’ actual results include the need for additional capital, the early stage of product development, uncertainties related to clinical trials, and uncertainties related to patent position. There can be no assurance that Valentis will be able to develop commercially viable gene-based therapeutics, that any of the Company’s programs will be partnered with pharmaceutical partners, that necessary regulatory approvals will be obtained, or that any clinical trial will be successful. Actual results may differ from those projected in forward-looking statements due to risks and uncertainties that exist in the company’s operations and business environments. These are described more fully in the Valentis Annual Report on Form 10-K for the period ended June 30, 2002 and Quarterly Report on Form 10-Q for the period ended December 31, 2002, each as filed with the Securities and Exchange Commission.